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In connection with the previously announced business combination between Opportunity Financial, LLC (“OppFi”) and FG New America Acquisition Corp. (“FGNA”), Jared Kaplan, the Chief Executive Officer of OppFi, participated in an interview by Zachary Miller of the Tearsheet podcast on June 22, 2021. The podcast post, a transcript of the podcast and the associated social media posts are being filed herewith as soliciting material.

The following is the post of the Tearsheet podcast released on June 22, 2021:

OppFi is a fintech platform offering financial products to most Americans. The business was built on a core small-dollar monthly installment loan product for near prime customers. As it goes public, OppFi is expanding its product set into credit cards and payroll deduction products serving consumers with FICO scores under 620 with incomes of $50,000 a year.

OppFi CEO Jared Kaplan joins me on the podcast to discuss the types of financial products 150 million Americans can use to live their lives and what other their alternatives they have. We discuss OppFi’s growth trajectory and plans for the future as a public company. Lastly, we hit on how the firm differentiates from its competitors, including Upstart, which at first blush, looks quite similar.

OppFi’s business

We are a financial technology platform that powers banks to provide credit access to the everyday consumer in this country. And we are building the premier digital financial services destination for this everyday consumer.

Taking OppFi public

We’re in the middle of the de-SPACing process, on top of managing a rapidly growing profitable business and hiring a bunch of people and all the complexities of running a day to day business with the additional reality of taking the company public. So it’s been a crazy couple of months, but a lot of fun. And we’re really excited about the future.

Going the SPAC route

Before the pandemic, early 2020, the business was really executing on all facets. We started to look at the traditional IPO path. And we got some inbounds from the SPAC world. I was definitely not an expert. I had heard of SPACs in prior lives. But as we started to dig in, the pandemic hit. It’s a shame my CFO didn’t have the pandemic in the budget for 2020…

So, we dusted off the recession playbook. The business was founded in 2012 and we had never been through a cycle. Everyone had always asked us how the business would perform during a cycle. And we would point to all this historical data, but we didn’t have any data ourselves. So we went into business stabilization mode — it took a good four months to figure out exactly what we had. And we were in very good shape. And it played out very counter intuitively than we had thought it would play out — consumer credit was a lot stronger than in a typical cycle. But coming out the other side, we started to pick our heads up again. The SPAC world was just on ultra drive if you were a financial technology company growing rapidly and profitable. So we started to explore that more seriously and met with many of the players.

And when we looked at it versus a traditional IPO path, we came to three different decision points. One was we thought it’d be more expeditious — just a faster, more efficient process. It was one thing I got wrong: I think it is faster to get to a public announcement, though. The awkward or unique thing about the SPAC process is, unlike a traditional IPO, where you go on the road and you close it two weeks later — here, you announce it, and it’s four, five, or six months later before you close it. And so it just creates a lot more time between when you’re out there in the public and when you actually get a close, which I think is a distraction. But I think the other two pieces of the decision making process we got right, which is we were really able to tell the story. Historically, the company had been called OppLoans and was focused on a monoline credit access product. We had begun to transform the company to a well rounded digital financial services platform called OppFi. And the SPAC process allowed us to tell that story and also accelerated the rebranding of the company.

And then the third and most important piece was the partnership with our SPAC sponsor, FG New America. It’s led by Joe Moglia, who’s the former CEO and chairman of Ameritrade. He’s also the ex head football coach of Coastal Carolina football, which was a tremendous athletic leadership story. And we were very intrigued to partner with Joe and his team. They have a terrific team. We felt they gave us the guidance and the credibility to be a successful public company, especially in this space, where amplifying our voice is going to be so crucial to getting to the right answer for the customer. Partnering with someone like Joe, who is on CNBC and has tremendous respect and credibility with the public markets, I think was the differentiating factor. And so we ended up going with those guys and it’s been terrific. They’ve been outstanding to work with and looking forward to getting this thing closed in the next couple of weeks and then put our heads down and execute.

Rebranding OppLoans to OppFi

There are 150 million everyday consumers out there with less than $1,000 in savings. And 60 million of them are completely locked out of the credit system. And historically, when their car broke down, or when they had to go to a doctor for something unexpected medically, and they didn’t have the savings, the only options for credit were payday loans and other types like that. Our business was initially focused on that 60 million and powering banks, mostly community banks, to provide a product to this consumer that is lower cost, longer term, higher dollar amount, and structured in a way that should rebuild credit. We built a fantastic business on that go to market strategy with these incredible Zappos-like customer reviews in a space that has not been known for that historically.

Half of our customers bank at the largest banks in the country. They walk in the bank and they get laughed out of the bank. Now they go online, they’re denied multiple times by other platforms. Our bank partners can say yes, and so that gratefulness and loyalty is the first step in what should be a very long customer journey where we’re not only facilitating credit access, but we’re graduating these customers through credit. We’re ultimately allowing them to build savings and then finally, build wealth. And so it’s a four prong strategy, the decade long vision. It’s a lot of work in front of us. But that’s what we’re motivated by and ambitious to do every day. And so the OppLoans moniker, which was very adept and appropriate for the credit access piece, does not describe the full mission that we’re trying to execute now — therefore, the transformation to OppFi.

The OppFi new product pipeline

It is early in our transformation. We’ve got two additional products that we’re introducing. We’ve got a product called SalaryTap, which is an installment loan that’s repaid through payroll deduction. And that’s an important repayment mechanism, because it’s highly secured. It allows you to expand your traditional market and go to customers who don’t make as much income as the OppLoans customer does. The loss rate is so much lower when you receive your repayment through payroll deduction. So that’s a very important next step in providing more access.

Then the OppFi credit card launches in the second half of this year. And that’s our first graduation product for someone that’s performed in a higher cost installment loan to graduate to traditional mainstream credit. Beyond that, we have plans to plug mobile banking in to our access products to create a uniform banking experience that incentivizes and educates the customer on how to build savings. Longer term, if we’re successful in that, we’d love to get them their first mortgage and to allow them to invest.

The target consumer

I think one thing that’s not understood with the platform is this is not a low income consumer that we are typically working with — it really is the median US consumer. It’s someone making $50,000; they have a job; they have a bank account. We see a number of customers making six figures, but the reality of the country is that savings is hard because income has been flat for decades. And your traditional cost of living has been increasing. Housing and childcare and education and health care have all been going up. So it’s not necessarily a low income consumer that struggles — it’s actually the vast majority of people.

Partnering with banks

Our banking partners see this widely underserved marketplace, but they lacked the in-house expertise to acquire new customers, to use alternative data to underwrite and to service their loans themselves. They really weren’t underwriting the population because the population is traditionally viewed as not creditworthy because of their credit scores. When we first interact with our customers, they tend to have less than 620 FICO scores. If you’re below 620, you’re abandoned. In fact, half of our customers have less than a 550 FICO score. Now, all the underwriting algorithms that we suggest to the banks don’t include any traditional credit scoring — it’s all about using alternative data to determine the ability and willingness to repay.

So they haven’t been able to underwrite the customer effectively, because they don’t have to do that. But unlike your big bulge bracket banks, they have an appetite to figure it out with us, because they see that it’s a way for them to compete. The regional and community banks say, Well, this is a hugely underserved marketplace. If I partner with a financial technology company, we can build our business in a differentiated manner. And so that’s where the partnerships come into play. But they do rely on us for all the acquisition.

Customer acquisition

We have approached distribution the opposite way that most in the space historically had approached it. Traditionally, this has been a very heavy direct mail space. The company was founded by a family in Chicago, the Schwartz family. It was a storied family — they had built a big call center business called APAC. The family patriarch Ted Schwartz took the company public and he sold it to JP Morgan’s private equity group. His son Todd Schwartz brilliantly saw after the Great Recession, all this capital dried up from mainstream America, and there was a better product out there that could be created. I remember when he hired me, and they had installed this terrific credit and customer service philosophy. We were talking about the customer acquisition front and how we were going to step on the gas of growth. They were doing a majority of direct mail and I was like, I can’t do direct mail. We’re a 100% digital company — that’s old school. From a competitive perspective, we just always felt that anyone can mail the mailbox.

And so I said let’s build our acquisition funnel on other techniques. So it starts with search engine optimization, customer referrals, and email marketing, which all are essentially free from a variable cost perspective. And then beyond that, we work with over 50 strategic marketing partners, the LendingTrees and the Credit Karmas of the world that are in and around this customer. They want to cross sell a lending solution. But instead of having the customer go through the application process on their site, they’re able to refer those customers to our site. So they see our banks’ brands and that allows us to create a strong relationship. 80% of the business is through SEO, email marketing, and customer referrals with strategic marketing partners, and less than 20% is direct mail. That allows us to keep a very strong customer acquisition cost, which is important to making sure that banks can keep their costs down on the product.

Our customer acquisition costs are about $200 per customer. It’s probably 50% to 100% more for a traditional direct mail customer.

Scaling marketing

We’re testing new things all the time. You have to stay on top of that every quarter. There are new techniques how you can get in front of this customer. Ultimately, as we build up the other products, we make sure we can cross sell. So we feel very good about the growth of it. You’re at a very interesting inflection point, as far as how people are looking for credit access. And the stigma of walking into a brick and mortar store is probably as great as it’s ever been. 80% of the customers we see are on their mobile phone. And so our growth has been driven by creating a better product. This is a much better solution for a large percentage of the population that was traditionally in a market of last resort. And we are taking share from the traditional brick and mortar providers that can’t provide an anonymous — in the sense that no one can see them walk into the store — online, customer application process.

Differentiation versus other platforms

There are some fantastic financial technology companies that have come or are coming to the public markets: Dave, Upstart, MoneyLion, Affirm, Katapult, SoFi. We were really trying to build the SoFi for everyday consumers — it’s a really good way to think about it. SoFi has done a great job for the HENRYs — the high earners, not yet rich yet — but no one’s really done the end to end vision for the everyday consumer. I always joke with my CFO: SoFi put their name on that beautiful building in Los Angeles — I’m trying to put our name on Wrigley Field. He says we’re not ready to spend the money yet. So that’s fine. I understand. We’ve been GAAP profitable since 2015.

The crown jewel is our decision engine. We talk about 1.7 million homes that we’ve now facilitated and the fact that we have over 14 million repayment events, over 7 billion data points, which we’re using best in class AI machine learning to continuously improve the algorithms, so that we can encourage our bank partners to open the credit box.

The difference between us and others is that we’re focused on a slightly less traditionally viewed credit worthy customer. So they’re typically a high 600 FICO customer and we are mid five hundreds. And then after the bank originates a loan, we’ve historically decided to hold most of the economics on balance sheet versus them, who have sold many of theirs to third parties and institutional investors. Our point of view is just from a profitability and cash flow perspective, we earn double the unit economics when you hold the receivables. And so ultimately, it comes down to credit risk one way or the other. If you sell the loan and the credit doesn’t perform, no one wants to buy it again. If you hold the receivable and the credit performs, then you generate more cash flow. And we can use that cash flow to build other products in the platform in the future. And my guess is as we move into some longer term, 10 year products, we’ll do some more of the selling of receivables.

The third difference, when I talk about Katapult, they’re focused on the point of sale space. So they’re financing durable goods at the point of sale for a very similar customer. We haven’t gotten directly to the point of sale yet. It’s obviously a hot segment of the marketplace. That offline credit card we’re issuing is going to be instant issuance, wherever you are. And so it’s our first indirect way of getting into the point of sale. I think longer term will look to enter that marketplace, although it’s a slightly different need for the customer. Most of the time today our customers are looking for us to help them with something unexpected that is more emergent in nature rather than durable goods. So it’s a very interesting landscape. I think everyone’s chasing it from different angles.

I even look in the credit access space. You’ve got Square that’s piloting a small dollar loan through Cash App. You’ve got Chime and the other neobanks trying to figure out lending to this market. There’s a race to round out the product suite. But I think our platform approach and our history of execution gives us a great chance to be in the hunt. It’s a massive market.

Cost of financial services

I think that the Biden administration actually provides an opportunity for us in that there should be more regulation and legislation as it relates to ensuring access with the appropriate consumer protection. I think, sometimes, especially in the headlines, there’s a thought that credit access is really available, and that many of these consumers just don’t know where to look to get the best product in line with their risk profile. We actually have the data that shows that access doesn’t exist for this customer. So as part of the process, we ask the customer if they’ve originated to us from a non choice platform. So if they come to us via SEO, or a customer referral, email marketing, or direct mail, we will say, Hey, would you like us to do a web search on your behalf? And most of the time (80% to 90%), they say yes. And only 1% of the time are we able to find them sub 36% APR for what’s considered near prime credit. So everyday, we’re trying to do this and we can’t do it. There’s like 20 near prime lenders on the platform and only 1% of time today does a customer close a loan with one of those partners.

It just shows that for this risk population, access doesn’t exist. And so if access doesn’t exist in that sub 36% population, what’s the right answer for the customer? Our point of view with our bank partners has been to facilitate a credit product that is certainly higher costs in the near prime world, but much better than those markets of last resort and structured in a way that’s meant to rebuild finances. There are no fees. There’s no origination fees, there’s no prepayment penalties. There’s no late fees, there are no NSF fees. We help the banks report to the three credit bureaus. When you’re delinquent, we don’t chase you. We call you up and we ask how you’re doing. We’re not litigating to collect. There’s a huge focus on ability to repay as part of the underwriting algorithms. And that ends up resulting is fantastic customer reviews online. I always tell people, do not believe in what I say — go see what they say.

So when we think about regulation and the new administration, it’s all about using our data to educate and to get to the right answer so that customers have access, but that are also appropriately protected. And much like the Credit Card Act helped create a clear sandbox for credit card companies, we think the same thing should exist in the small dollar space. And that is a much better way to ensure access with protection than rate caps conversations. From our point of view, if you cap rates, the demand doesn’t change. There is insatiable demand for access products. So trying to create a rate cap that takes the demand away doesn’t solve the problem In reality, customers go to the unregulated markets. The tribal markets are a huge, legitimate sovereign lending business out there for the Native American tribes. We think it’s much better to approach it through more regulation. And like in any great industry, whether it was Airbnb or Uber, I think this is one of those industries where there’s lots of different opinions. We have to look at the data and the realities and then come up with a solution together that I think accomplishes all goals.

The following is a transcript of the interview of Jared Kaplan, OppFi’s CEO, by Zachary Miller of the Tearsheet podcast included the Tearsheet podcast post:

Zack Miller (Digiday):	Today on the Tearsheet podcast…

Jared Kaplan (OppFi):	They really weren't underwriting the population, because the population is, especially in traditional banking circles, traditionally viewed as not credit worthy because of their credit score, because all the customers, for the most part, when we first interact with them, have less than 620 FICO scores. If you're below 620, you're abandoned. In fact, half of our customers have less than a 550 FICO score. Now, all the underwriting algorithms that we suggest to the banks, they don't include any traditional credit scoring. It's all about using alternative data to determine ability and willingness to repay. So they haven't been able to underwrite the customer effectively because they don't know how to do that.

Zack Miller:	Welcome to the Tearsheet podcast. I'm Tearsheet Editor in Chief, Zack Miller. OppFi is a FinTech platform offering financial products to most Americans. The business was built on a core small dollar, monthly installment loan product for near prime customers. As it goes public, OppFi is expanding its product set into credit cards and payroll deduction products, serving customers with FICO scores under 620 with incomes of $50,000 a year. CEO Jared Kaplan joins me on the podcast to discuss the types of financial products 150 million Americans can use to live their lives, and what the alternatives are. We discuss OppFi's growth trajectory and plans for the future as a public company. Lastly, we hit on how the firm differentiates itself from its competitors, including Upstart, which at first blush feels quite similar. Jared Kaplan is my guest today on the Tearsheet Podcast.

Jared Kaplan:	I'm Jared Kaplan. I am the CEO of OppFi. We are a financial technology platform that powers banks to provide credit access to the everyday consumer in this country, and we are building the premier digital financial services destination for this everyday consumer.

Zack Miller:	Awesome. And I know it's a busy time for you. You have a lot going on, don't you?

Jared Kaplan:	Yeah. We're in the middle of the de-SPACing process on top of managing a rapidly growing profitable business, and hiring a bunch of people, and all the complexities of running a day-to-day business with the additional reality of taking a company public. So it's been a crazy couple of months, but a lot of fun, and we're really excited about the future.

Zack Miller:	Well, I guess looking back, the decision to go that SPAC route, you have any insights to share, I guess, from that process?

Jared Kaplan:	Yeah. Yeah. Totally. Before the pandemic, early 2020, the business was really executing on all facets, and we started to look at a traditional IPO path, and we got some inbounds from the SPAC world. I was definitely not an expert. I had heard of SPACs in prior lives, but as we started digging, the pandemic hit, and shame on my CFO. He didn't have pandemic in the budget for 2020, so we [crosstalk 00:03:10].

Zack Miller:	How could he have been so short-sighted? Yeah.

Jared Kaplan:	I know. I give him a hard time all the time. So we dusted off the recession playbook. The business was founded in 2012. We had never been through a cycle.

Zack Miller:	Right.

Jared Kaplan:	Everyone had always asked us how the business would perform during a cycle, and we would point to all this historical data, but we didn't have any data ourselves. So we went into business stabilization mode. It took a good four months to figure out exactly what we had, and we were in very good shape. I mean, it played out very counterintuitively than I think we had thought that it would play out, but coming out the other side and with consumer credit a lot stronger than a typical cycle would typically have consumer credit perform, we started to pick our heads up again, and then the SPAC world was just on ultra drive, if you're a financial technology company that's growing rapidly and profitable. So we started to explore that more seriously and met with many of the players, and then when we looked at it versus a traditional IPO path, it came to three different decision points. One was we thought it would be a bit more expeditious, just a faster, more efficient process. Two is we were building-

Zack Miller:	And do you think it was?

Jared Kaplan:	That's probably the one thing I got wrong, I'm afraid. I think it's faster to get to a public announcement.

Zack Miller:	Right.

Jared Kaplan:	I think that the awkward or unique thing about the SPAC process, unlike a traditional IPO, you announce it, you go on the road, you close it two weeks later. Here, you announce it, and it's four, five, six months later before you close it, and so it just creates a lot more time between when you're out there in the public and when you actually get to close, which I think is a distraction.

Jared Kaplan:	But I think the other two pieces of the decision-making process we got right, which is one, is we were really able to tell the OppFi story. Historically, the company had been called OppLoans and was focused on a mono-line credit access product. We had begun to transform the company to a well-rounded digital financial services platform called OppFi, and the SPAC process allows us to tell that story and also accelerated the rebranding of the company.

Jared Kaplan:	And then the third and most important piece of the partnership with our SPAC sponsor, FG New America, it's led by Joe Moglia, who's the former CEO and Chairman of Ameritrade. He's also the ex-head football coach of Coastal Carolina Football, which was a tremendous leadership athletic story. And we were very intrigued in partnering with Joe and his team. They have a terrific team. Larry Sweats and Kyle Cerminara are seasoned public company investors, and we felt they gave us the guidance and the credibility to be a successful public company. Especially in this space, where amplifying our voice is going to be so crucial to getting to the right answer to the customer, partnering with someone like Joe who's on CNBC, and his tremendous respect and credibility with the public markets, I think was the differentiating factor. And so we ended up going with those guys, and it's been terrific. They've been outstanding to work with, and looking forward to getting this thing closed in the next couple of weeks and then put our heads down and execute it.

Zack Miller:	Yeah. Well, good luck with that, and thanks for sharing that process with us. Can we go back to something you said? The SPAC or the IPO process itself has sort of made the rebranding better? Can we talk about the decision to move from the mono-line product to sort of a diversified services company?

Jared Kaplan:	Yes. So there's 150 million everyday consumers out there that have less than $1,000 of savings. And 60 million of them are completely locked out of the credit system, and historically when their car broke down or when they had to go to a doctor for something unexpected medically, and they didn't have the savings, their only options for credit were the markets of last resort, payday loans and then were title loans. And so our business was initially focused on that 60 million, in powering banks, mostly community banks, or exclusively, I should say, community banks, to provide a product to this consumer that is lower cost, a longer term, higher dollar amount than those markets of last resort, and structured in a way that should rebuild credit. And we built a fantastic business on that go to market strategy with these incredible Zappos-like customer reviews, in a space that has not been known for that historically.

Jared Kaplan:	And so we're really, really proud of that, and that loyalty and gratefulness that we built at the customer level, and we've built it because we do a great job with customer service, but also because this is an individual who's got to fix their car to get to work. So they walked into their bank. Half of our customers bank at the largest banks in the country. They walk in, the bank laughs them out of the bank. Now they go online. They're denied multiple times by other platforms. And our bank partners can say yes. And so that gratefulness and loyalty is the first step in what should be a very long customer journey where we're not only facilitating credit access, but we're graduating these customers to mainstream credit. We're ultimately allowing them to build savings and then finally building wealth.

Jared Kaplan:	And so it's a four-prong strategy. It's a decade-long vision. It's a lot of work in front of us, but that's what we're motivated and ambitious to do every day. And so the OppLoans moniker, which was very adept and inappropriate for the credit access piece, does not describe the full submission that we're trying to execute now, and therefore the transformation to OppFi.

Zack Miller:	So where do you think you are, Jared, in that transformation? It sounds like it's relatively early on.

Jared Kaplan:	So it is early. We've got two additional products. One we've recently announced. The other we're going to announce pretty strongly. We've got a product called Salary Tap, which is an installment loan that's repaid through payroll deduction, and that's an important repayment mechanism because it's highly secured and it allows you to expand your traditional market and go to customers who don't make as much income as the OppLoans customer does, because that loss rate is so much lower when you receive your repayment through payroll deductions. So that's a very important next step in providing more access. And then the OppFi credit card launches in the second half of this year, and that's our first graduation product for someone that's performed in a higher cost installment loan to graduate to traditional mainstream credit.

Jared Kaplan:	Beyond that, we have plans to wrap around mobile banking, to plug that into our access products, to create a uniform banking experience that incentivizes and educates the customer on how to build savings, facilitate savings, and then longer term, if we're successful in that, we'd love to get them their first mortgage and to allow them to invest.

Jared Kaplan:	And I think one thing that's not understood with the platform is, this is not a low-income consumer that we are typically working with. It really is the median US consumer. That's not well understood out there. So it's someone making $50 grand. They have a job. They have a bank account. We see a number of customers making six figures, but the reality of the country is that savings is hard. Savings is hard because income has been flat for decades, and your traditional cost of living had been increasing. So housing, and childcare, and education, and healthcare have all been going up. And so it's not necessarily a low-income consumer that struggles to save. It's actually the vast majority of the country.

Zack Miller:	And so can we talk about the distribution strategy, how you get to these customers? And I guess what your banking partners are looking for from you guys?

Jared Kaplan:	So our banking partners, they see this widely underserved marketplace, but they lack the in-house expertise to acquire, to use alternative data to underwrite and to service it themselves.

Zack Miller:	So were they not underwriting this population at all? Or they had the wrong products for these people?

Jared Kaplan:	They really weren't underwriting the population at all. Because the population is, especially in traditional banking circles, traditionally viewed as not credit worthy, because of their credit score. Because all the customers, for the most part, when we first interact with them, have less than 620 FICO scores. If you're below 620, you're abandoned. In fact, half of our customers have less than a 550 FICO score. Now, all the underwriting algorithms that we suggest to the banks, they don't include any traditional credit scoring. It's all about using alternative data to determine ability and willingness to repay. So that they haven't been able to underwrite the customer effectively because they don't know how to do that, but unlike your big bulge bracket banks, they have an appetite to figure it out with us because they see that's a way for them to compete.

Jared Kaplan:	You've got these huge banks that have taken tremendous share, and so the regional and the community banks say, "Well, this is a hugely underserved marketplace. By partnering with a financial technology company, we can build our business in a differentiated manner." And so that's where the partnerships come into play. But they do rely on us for all the acquisition. So you talk about distribution, we have approached it in the opposite way that most in the space historically had approached it. Traditionally, this has been a very heavy direct mail space, and we had the opinion early on ... In fact, when I first joined, and I joined, we had about 15 people. The company was founded by a family in Chicago, the Schwartz family. It's a storied family. They had built a big call center business called APAC, and the family patriarch, Ted Schwartz, had built that. He'd taken it public. He sold it to JP Morgan's private equity group. And his son, Todd Schwartz, brilliantly saw after the great recession, all this capital had dried up from mainstream America, and there was a better product out there that could be created.

Jared Kaplan:	And so I remember when he hired me, and they had installed this terrific credit philosophy and customer service philosophy, and then we were talking about the acquisition front and how we were going to step the gas on growth, and they were doing majority direct mail. And I was like, "Oh, we can't do direct mail. We're a digital first, 100% digital company. That's old school." And he's like, "Well, you may want to look at the numbers." I mean, direct mail works very well, but from a competitive perspective, we just always felt that anyone can mail the mailbox. And so let's build our acquisition funnel on other techniques.

Jared Kaplan:	So it starts with search engine optimization, customer referrals, and email marketing, which all are essentially free from a variable cost perspective. And then beyond that, we work with 50 plus, I call them strategic marketing partners, in that their platforms, like the LendingTrees and the Credit Karmas of the world, that are in and around this customer, and they want to cross sell a lemon solution, but instead of having the customer go through the application process on their site, they're able to refer those customers to our site, so they see our inner banks' brands, and that allows us to create a strong relationship.

Jared Kaplan:	So about 80% of the business is through SEO, email marketing, customer referrals, and the strategic marketing partners, and only about 20%, actually less than 20% is direct mail base. But that allows us to keep a very strong customer acquisition cost, which is important to making sure that banks can keep their costs down on the product.

Zack Miller:	Have you talked about what that customer acquisition cost is?

Jared Kaplan:	Yeah. It's about $200 per customer.

Zack Miller:	And what do direct mailing companies that rely on that, I guess, how much higher is the CAC for those guys?

Jared Kaplan:	Oh, I'd say it's 50% to 100% more for a traditional direct mail customer.

Zack Miller:	Wow. Okay. And it sounds like what you're saying is that's also scalable. You can continue to ramp that.

Jared Kaplan:	Meaning our current acquisition strategy?

Zack Miller:	Yes.

Jared Kaplan:	Oh, yeah. I mean, and we're testing new things all the time. There's just, and you have to stay on top of it, every quarter, there are new techniques in how you can get in front of this customer. And then ultimately as we build up the other products, making sure you can cross sell. So we feel very good about the growth. I mean, you're at a very interesting inflection point as far as how people are looking for credit access, and the stigma of walking into a brick and mortar store is probably as great as it's ever been. 80% of the customers we see are on their mobile phone. And so our growth has been driven by creating a better product that is a much better solution for a large percentage of the population that was traditionally in a market of last resort. And we are taking share from the traditional brick and mortar providers who are in and around the space that can't provide an anonymous, anonymous in the sense that no one can see them walk in the store, online customer application process.

Zack Miller:	Got it. And Jared, in the remaining time that we have, I'd love to talk to you ... I mean, I know that the country is sort of in the midst of a regime change, and a discussion around the availability of financial services, and the cost of those services for a broader population now. What is your philosophy around that? I know you're dealing with some legal issues. What's the message there that OppFi sort of presents to the market? What's the ethos?

Jared Kaplan:	Well, I think that the Biden Administration actually provides an opportunity for us in that there should be more regulation and legislation as it relates to ensuring access with the appropriate consumer protection. I think sometimes, especially in the headlines, there's a thought that credit access is really available, and that many of these consumers just don't know where to look to get the best product in line with their risk profile. We actually have the data that shows that access doesn't exist for this customer.

Jared Kaplan:	So as part of the process, we ask the customer if they've originated to us from a non-choice platform. So if they come to us via SEO, or a customer referral, or even marketing, or direct mail, we will say, "Hey, would you like us to do a diligent search on your behalf?" And most of the time they say yes. 80%, 90% of the time. And only 1% of the time are we able to find them sub-36% APR, or what's considered near prime credit, even though we're trying to give the business a way. So every day we're trying to do this. We can't do it. There's about 20 near prime lenders on the platform, and only 1% of the time does a customer actually close the loan with one of those customers.

Jared Kaplan:	And it just shows that for this risk population, access doesn't exist. And so if access doesn't exist in that sub-36% population, what's the right answer to the customer? And our point of view with our bank partners has been to facilitate a credit product that is certainly higher cost in the near prime world, but much better than those markets of last resort and structured in a way that's very bold financial help. So there are no fees. There's no origination fees. There's no prepayment penalties. There are no late fees. There are no NSF fees. The banks, we help them report to the three credit bureaus. When you're delinquent, we don't chase you. We call you up. We ask how you're doing. We're not litigating to collect. There's a huge focus on ability to repay as part of the underwriting algorithms, and so what that ends up resulting is these fantastic customer reviews online. I always tell people, "Do not believe a word I say. Go see what they say." So if you're not a customer, you'll understand why someone is so grateful in this particular situation.

Jared Kaplan:	So when we think about regulation and we think about the new administration, it's all about using our data to educate and to get to the right answer so that customers have access, but they're also appropriate protected. And much like the Credit Card Act helped create a clear sandbox for credit card companies, we think the same thing should exist in the small dollar space, and that is a much better way to ensure access with protection than what is sometimes discussed, that their rate caps is often a conversation, it's discussed. And from our point of view, if you cap rates, the demand doesn't change, right? There is insatiable demand for the products. People have money and they need access. So trying to create a rate cap that takes the demand away doesn't solve the problem.

Jared Kaplan:	And the reality is, the customers go to the unregulated markets. They go to the tribal markets. It's a huge, very legitimate sovereign lending business out there for the Native American tribes, and so we think it's much better to approach it through more regulation. And like any great industry, whether it was Airbnb fighting, or whether it's Uber, I think this is one of those industries where there's lots of different opinions, but we got to look to the data. We have to look to the realities, and then come up with a solution together that I think accomplishes all goals. And so we hope to be thought leaders in that, and we hope being a public company allows us to amplify our voice, use our data, prove that we can graduate the customers to mainstream credit, and get to the right answer over time.

Zack Miller:	I appreciate that discussion around some of the creative tension there. I have one last question for you, Jared, and I saw in the SPAC materials the mention of Upstart and sort of the positioning there. Can you talk about, I guess, how you differentiate against some of the other players in the market?

Jared Kaplan:	Yeah, sure. There's some fantastic financial and technology companies that have come to the public market since we announced our deal this morning. I saw Dave is rumored too-

Zack Miller:	Yeah. They contacted us too.

Jared Kaplan:	... or they made a full announcement to go public. You've got Upstart, Money Lion, Affirm, Katapult, SoFi. We're really trying to build the SoFi for the everyday consumer, is a really good way to think about it. SoFi's done a great job for the HENRYs, the high earners not rich yet, but no one's really done the end to end vision for the everyday consumer. I always joke with my CFO, SoFi put their name on that beautiful building in Los Angeles, the new football stadium. I'm trying to get him to put our name on Wrigley Field. So he says we're not ready to spend the money yet, so that's fine. I understand. We've been GAAP profitable since 2015, so that's [inaudible 00:21:51].

Zack Miller:	Well I don't know if you should trust him, since he missed the pandemic. So I don't know.

Jared Kaplan:	Totally, man.

Zack Miller:	Go with your gut there.

Jared Kaplan:	Yeah. The Upstart story is a super interesting story. They have really crushed it in their public market debut. I have a lot of respect for what they're building. I look at our companies as incredibly similar in the delivery model. We share a bank partner.

Zack Miller:	Right.

Jared Kaplan:	Our crown jewel is our decision engine, right? We talk about the almost 1.7 million loans that we've now facilitated. The fact that we have over 14 million repayment events, over seven billion data points of which we're using best-in-class AI and machine learning to continuously improve the algorithms so that we can open the credit box or encourage the banks to open the credit box. Ultimately, it's their decision whether they want to do so or not, to provide more and more access at the same or better loss rate. So all that looks similar. The differences are, we're focused on a slightly less traditionally viewed credit worthy customer. So they're typically a high 600s FICO customer. We are mid-500s.

Jared Kaplan:	And then after the bank originates the loan, we've historically decided to hold most of the economics on balance sheet versus them who have sold many loans to third parties and institutional investors. Our point of view is, just from a profitability and cashflow perspective, you earn about double the unit economics when you hold the receivables. And so it ultimately comes down to credit risk one way or the other. If you sell a loan and the credit doesn't form, no one wants to buy them again. If you hold the receivable and the credit performs, then you generate more cash flow. And we can use that cash flow to build our other products in the platform in the future. And my guess is, as we move into some longer term tenured products, we'll do some more of the selling of the [inaudible 00:23:46]. But to date, that's been the way that we've monetized the model. So that's the SoFi and the Upstart comparison.

Jared Kaplan:	And then the third one I'd talk about is just Katapult, which is a company that actually closed their deal. I think actually today, they're supposed to close their SPAC merger. They're focused on the point of sale space, so they're financing durable goods at the point of sale for a very similar customer, and at the space, we haven't gotten directly to the point of sale yet. It's obviously a hot segment of the marketplace.

Zack Miller:	Totally.

Jared Kaplan:	That credit card, the OppFi credit card we're issuing is going to be instant issuance wherever you are, and so it's our first indirect way of getting into point of sale, and I think longer term we'll look to enter that marketplace, although it's a slightly different need for the customer, because most of the time today, our customers are looking for us to help them with something unexpected that is more emergent in nature rather than a durable good.

Jared Kaplan:	So it's a very interesting landscape. I think everyone's chasing it from different angles. I even look at in the credit access space, you've got Square that's piloting a small dollar loan through Cash App. You've got Chime, and then you've got banks trying to figure out lending to this market. There's a race to round out the product suite, but I think our platform, our approach, our history of execution gives us a great chance to be in the hunt. It's a massive market. There will probably be multiple winners, but you know, we're competitive. We want to win it. And the customer will determine who wins it, right?

Zack Miller:	Totally.

Jared Kaplan:	They get to make the decisions. So we can provide the greatest value prop, I think we got a really good shot here.

Zack Miller:	Jared Kaplan, thanks for joining us on the Tearsheet Podcast today.

Jared Kaplan:	Thanks so much for having us. Really enjoyed it.

###

The following communication was shared by Jared Kaplan, CEO of OppFi, through his Twitter account on June 22, 2021:

Twitter: Thanks @newrulesinvest for having me on the Tearsheet podcast. We discussed the product landscape available to the everyday consumer and @Opp_Fi’s plans for the future. $FGNA

https://oppl.co/3qeXKqs

Important Info re: OppFi/FGNA transaction: https://oppl.co/31nNfWi

The following communication was shared by OppFi through its Twitter account on June 9, 2021:

Twitter: OppFi CEO @JaredSKaplan appeared on the @tearsheetco podcast recently. He discussed the product landscape available to the everyday consumer and OppFi’s plans for the future. $FGNA

https://oppl.co/3qeXKqs

Important Info re: OppFi/FGNA transaction: https://oppl.co/31nNfWi

The following communication was shared by OppLoans through its LinkedIn account on June 22, 2021:

LinkedIn: OppFi CEO @ Jared Kaplan appeared on the @ Tearsheet podcast recently. He discussed the product landscape available to the everyday consumer, how we differentiate from our competitors, and OppFi’s plans for the future. $FGNA

https://tearsheet.co/podcasts/our-four-prong-product-strategy-is-a-decade-long-vision-oppfis-jared-kaplan/

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: https://oppl.co/31nNfWi

The Tearsheet podcast post and the transcript of the Zachary Miller’s interview of Jared Kaplan, OppFi’s CEO, linked in the posts are reprinted above these posts.

Important Information About the Business Combination and Where to Find It: In connection with the proposed business combination, FGNA filed a definitive proxy statement with the SEC. FGNA’s stockholders and other interested persons are advised to read the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials contain important information about OppFi, FGNA and the proposed business combination. The definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of FGNA as of the record date for stockholders to vote at the special meeting of stockholders. Stockholders will also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: FG New America Acquisition Corp., Attention: Hassan Baqar, Chief Financial Officer, 105 S. Maple Street, Itasca, Illinois 60143.

Participants in the Solicitation

FGNA and its directors and executive officers may be deemed participants in the solicitation of proxies from FGNA’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in FGNA was filed in the definitive proxy statement for the proposed business combination and is available at www.sec.gov.

OppFi and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of FGNA in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination was included in the definitive proxy statement for the proposed business combination.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. FGNA’s and OppFi’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, OppFi’s expectations with respect to the future performance of OppFi’s platform, OppFi’s expectations for its growth and profitability, OppFi’s new products and their performance and OppFi’s beliefs regarding the impact of the proposed business combination on its business. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FGNA’s and OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive business combination agreement (the “Agreement”); (2) the outcome of any legal proceedings that may be instituted against FGNA and OppFi following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of FGNA, certain regulatory approvals or satisfy other conditions to closing in the Agreement, including with respect to the levels of FGNA stockholder redemptions; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on OppFi’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of the combined company’s shares of common stock on the New York Stock Exchange following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that OppFi or FGNA may be adversely affected by other economic, business, and/or competitive factors; (12) whether OppFi will be successful in launching OppFi Card, including whether there will be consumer or market acceptance of OppFi Card; and (13) other risks and uncertainties indicated from time to time in FGNA’s proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in FGNA’s other filings with the SEC. FGNA and OppFi caution that the foregoing list of factors is not exclusive. FGNA and OppFi caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. FGNA and OppFi do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This information shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This information shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.